Exhibit 4.4

CREDIT AGREEMENT

Dated the 10th day of April, 2019

This Credit Agreement is made between FARM CREDIT CANADA (“FCC”) and SUNDIAL GROWERS INC. (the “Borrower”). FCC will provide and/or maintain credit facilities to the Borrower on the terms and conditions set out below and in the attached Schedules (the “Agreement”). This Agreement consolidates, amends and restates the provisions of all existing credit agreements between the Borrower and FCC.

1.	Loan Parties

Borrower:	Sundial Growers Inc. Suite 200, 919-11 Avenue SW Calgary AB T2R 1P3

Guarantor:	2011296 Alberta Inc. Suite 200, 919-11 Avenue SW Calgary AB T2R 1P3

Guarantor:	Kamcan Products Inc. Suite 200, 919-11 Avenue SW Calgary AB T2R 1P3

Guarantor:	Sprout Technologies Inc. Suite 200, 919-11 Avenue SW Calgary AB T2R 1P3

The “Loan Parties” means the Borrower and the Guarantors.

2.	Credit Facilities

2.1	Existing Credit Facilities Details

The following existing credit facilities were established pursuant to a loan agreement between FCC and the Borrower dated October 22, 2018 (the “Existing Credit Facilities”). The Existing Credit Facilities will be governed by this Agreement, and the terms and conditions herein supersede any previous terms and conditions in respect of them. The maturity date of the Existing Credit Facilities was May 31, 2019, but is amended and extended by this Agreement to September 30, 2019:

Credit Facility Details
Loan number	[***]
Principal amount	$7,000,000.00
Credit Facility type	RPL

Interest rate type	Variable Open
Product type	Standard
Term	1 year(s) 0 month(s)
Amortization period	1 year(s) 0 month(s)
Interest rate (subject to Interest Rate Guarantee provisions below)	8.95%
Interest Rate Guarantee Expiry Date
Loan Approval Expiry Date	2019-02-15
Maturity Date	2019-09-30

2.2	New Credit Facilities Details (Credit Facility [***])

The following new credit facilities will be governed by this Agreement (the “New Credit Facilities”):

Credit Facility Details
Loan number	[***]
Principal amount	$3,000,000
Credit Facility type	RPL
Interest rate type	Variable Open
Product type	Standard
Term	1 year(s) 0 month(s)
Amortization period	1 year(s) 0 month(s)
Interest rate	9.50%
Loan Approval Expiry Date	2019-09-13
Maturity Date	2019-09-30
First Payment type details	Interest only
Payment frequency	April 30, 2019
May 31, 2019
July 2, 2019
July 31, 2019
September 3, 2019
Second Payment type details	Fixed Principal plus interest
Payment frequency	2019-09-30
Payment amount	$3,020,667.67
Maturity Date	2019-09-30

The payment schedule calculation for the New Credit Facilities is set out in Schedule F to this Agreement.

As of the date of this Agreement: (i) the current FCC Variable Mortgage Rate is 4.95% per annum, and (ii) the current applicable interest rate for the New Credit Facilities is FCC’s Variable Mortgage Rate plus 4.55%.

2.3	Payee Details

The Borrower hereby authorizes and directs FCC to pay the New Credit Facilities funds set out in paragraph 2.2 above as follows:

Payee Name	Purpose	Amount
Borrower	Other Agricultural Purposes	$2,970,000.00 (less solicitor fees of Miller Thomson LLP)
FCC	FCC – Credit Facility Processing Fee	$30,000.00

The closing date for the New Credit Facilities is the 10th day of April, 2019, or such other date as may be agreed upon by the parties (the “Closing Date”).

FCC may adjust the stipulated payments of principal and interest for the Credit Facilities with a variable interest rate, as a result of changes in the interest rate, to ensure that the principal outstanding is being paid as originally intended under this Agreement. Specific loan terms set out in Schedule B hereto are part of the New Credit Facilities.

2.4	Schedules

The following schedules form part of this Credit Agreement:

(a)	Schedule A – Standard Terms and Conditions

(b)	Schedule B – Loan Specific Features

(c)	Schedule C – Definitions

(d)	Schedule D – Compliance Certificate

(e)	Schedule E – Pre-Authorized Payment Authority

(f)	Schedule F – Payment Schedule Calculation

The terms and conditions contained in the attached Schedules are incorporated into and form part of this Agreement. In the event of a conflict between the terms of this Agreement and the terms of the Schedules, the terms of this Agreement prevail.

3.	Security

All the existing Security Documents listed below that have been previously delivered to FCC remain in full force and effect and secure all Outstanding Obligations. In addition, the Loan Parties must execute and deliver to FCC new Security Documents outlined below as undated documents, to secure the Outstanding Obligations (the “Security Documents”):

3.1	Guarantees

(a)	An unlimited guarantee executed on October 24th, 2018 by 2011296 Alberta Inc. in favour of FCC for all obligations owed to FCC by the Borrower.

(b)	An unlimited guarantee executed on October 24th, 2018 by Kamcan Products Inc. in favour of FCC for all obligations owed to FCC by the Borrower.

(c)	An unlimited guarantee executed on October 24th, 2018 by Sprout Technologies Inc. in favour of FCC for all obligations owed to FCC by the Borrower.

3.2	Real Property Security

(a)	New continuing collateral mortgage (the “New Continuing Collateral Mortgage”) provided by the Borrower to be registered in the amount of $10,500,000 against the following lands:

(i)	Plan 7410409 Block 6 (Ptn.NE 24-27-2-5);

(ii)	Plan 1710892 Block 1 Lot 13 (NE 29-32-1-5); and

(iii)	Plan 1511656 Block 1 Lot 4 (NE 29-32-1-5) (the “Property”)

(b)

Release and discharge of the existing mortgage in the amount of $7,000,000 registered on 2018-05-11 as registration number: 181 237 833 given by the Borrower and registered against the Property, upon receiving proof of registration of the New Continuing Collateral Mortgage specified in 3.2(a).

3.3	Personal Property Security

(a)	New security agreement from the Borrower granting FCC a second security interest in IPO Proceeds up to $10,500,000.00.

(b)

A general security agreement from the Borrower granting FCC a third security interest in all present and after acquired personal property, registered on 2018-09-12 as registration number: [***] (as such registration may be amended, replaced, restated, renewed, supplemented, from time to time).

(c)

A general security agreement from Kamcan Products Inc. granting FCC a third security interest in all present and after acquired personal property, registered on 2018-09-12 as registration number: [***] (as such registration may be amended, replaced, restated, renewed, supplemented, from time to time).

(d)

A general security agreement from 2011296 Alberta Inc. granting FCC a third security interest in all present and after acquired personal property, registered on 2018-09-12 as registration number: [***] and registration number: [***] (as each such registration may be amended, replaced, restated, renewed, supplemented, from time to time).

(e)

A general security agreement from Sprout Technologies Inc. granting FCC a third security interest in all present and after acquired personal property, registered on 2018-09-12 as registration number: [***] (as such registration may be amended, replaced, restated, renewed, supplemented, from time to time).

3.4	Inter-Creditor Arrangements

(a)	New intercreditor agreement among FCC, the Loan Parties, ATB, BMO, and 2082033 acknowledging FCCs priority position over the IPO Proceeds.

3.5	Cross Collateralization

All Security Documents secure the payment and performance of (i) the Outstanding Obligations, and (ii) all other Indebtedness, liabilities and obligations of each Loan Party under all other existing or future credit facilities or loans that such Loan Party has with FCC. Each Loan Party agrees to execute and/or provide all such other agreements, information and other matters and things as may be requested by FCC to give effect to the provisions of this Section.

4.	Financial Statements and Other Information

4.1	Until the Outstanding Obligations are repaid in full and FCC no longer has any obligation under this Agreement or any other credit or loan agreement with FCC, the Borrower will deliver to FCC:

(a)

Confirmation that the Borrower maintains good standing of its license under the Access to Cannabis for Medical Purposes Regulations of the Controlled Drugs and Substances Act and shall provide to FCC a confirmation on an annual basis of the renewal of its license within 30 days of renewal. The Borrower shall comply with the Controlled Drugs and Substances Act and the Access to Cannabis for Medical Purposes Regulations. If at any time the Borrower’s license under the above Act should cease to be valid, FCC must be notified immediately.

(b)	Quarterly ‘in-house’ financial statements for the Borrower within 60 days of the end of each quarter.

(c)	Confirmation that ATB lending requirements (specifically covenants) have been met and immediate notification to be provided to FCC of any covenant breach (within 7 days of occurrence).

(d)

A Compliance Certificate, in form and substance satisfactory to FCC (substantially in the form set forth in Schedule D attached hereto), within 120 days after the end of each fiscal year reporting period, or at any time upon the request of FCC, confirming the Borrower is in compliance with all covenants and conditions of the Loan Documents together with an explanation if there is any non-compliance.

(e)	Such other financial statements or financial reporting for any of the Loan Parties as FCC may reasonably request.

4.2	FCC has collected accountant prepared financial statements.

The Borrower agrees that all financial information provided by the Borrower to FCC in any form and at any time is accurate, complete and current as of the date provided. The Borrower understands that if the Borrower provides any financial information that is untrue, inaccurate, not current or incomplete, FCC has the right to treat this as a default and may, among other remedies available to FCC under this Agreement, terminate the Borrower’s Loan and demand its immediate repayment.

5.	Fees

5.1	The Borrower must pay FCC the following non-refundable fees:

(a)

Processing Fee. A non-refundable loan processing fee in the amount of $20,000.00, which shall be fully earned by FCC and payable by the Borrower on the Closing Date. Such fee will be retained by FCC from the initial Advance under this Agreement.

(b)	Reporting and Monitoring Default Fee. If the Borrower breaches a reporting or monitoring covenant, FCC shall assess a default fee of $1,000.00 per breach.

(c)

Annual Review and Non-Compliance Risk Adjustment Fee. If the Borrower breaches a financial covenant under this Agreement, FCC will assess a risk adjustment fee equal to 0.25% of the principal amount of all Credit Facilities outstanding as at the end of the Financial Year in which the covenant was breached. This fee will be added to the Outstanding Obligations

Fees represent FCC’s liquidated damages, not penalties, to compensate FCC for the higher than forecast risk and/or non-performance of a covenant. Liquidated damages means the parties acknowledge and agree that this fee is a reasonable estimation of the actual damages suffered by FCC upon a breach contemplated by this section, and that the Borrower will pay the fee to FCC in the event of such a breach. The Borrower acknowledges that the precise amount of FCC’s actual damages would be extremely difficult to calculate and that the fee set out in this Agreement represents a reasonable estimate of the actual damages and effort incurred by FCC in responding to a breach. Fees are due on demand. Payment of a fee does not cure a default and does not affect our remaining rights under this Agreement or any other document.

6.	Governing Law

6.1

This Agreement is governed by and will be interpreted in accordance with the laws of the Province of Alberta and the laws of Canada applicable in that province. The Loan Parties irrevocably submit to the non-exclusive jurisdiction of the courts in such province.

[Remainder of page left intentionally blank, signature page follows]

Acceptance

This Agreement may be accepted by signing, dating and returning to FCC on or before the 30th of April, 2019 the enclosed copy of this Agreement executed by the Loan Parties as set out below. Failing such acceptance, this offer shall be of no further force or effect.

FARM CREDIT CANADA

By:	/s/ [***]
Name:	[***]
Title:	[***]

[Borrower and Guarantor Signature Page to Follow]

AGREED TO and ACCEPTED this 10 day of April, 2019.

Borrower:	SUNDIAL GROWERS INC.

	By:	/s/ [***]
Name: [***]

By:
Name:

I/we have authority to bind the Corporation

Guarantor:	2011296 ALBERTA INC.

	By:	/s/ [***]
Name: [***]

By:
Name:

I/we have authority to bind the Corporation

Guarantor:	KAMCAN PRODUCTS INC.

	By:	/s/ [***]
Name: [***]

By:
Name:

I/we have authority to bind the Corporation

Guarantor:	SPROUT TECHNOLOGIES INC.

	By:	/s/ [***]
Name: [***]

By:
Name:

I/we have authority to bind the Corporation

Schedule A – Standard Terms and Conditions

1.	Conditions Precedent

1.1	General Conditions Precedent to the Initial Advance on New Credit Facilities

The obligation of FCC to make the initial Advance under this Agreement is conditional on receipt of the documents listed below in the form satisfactory to FCC, as well as satisfactory evidence given to FCC and its counsel as to compliance with the conditions outlined below:

(a)	Loan Documents. This Agreement and all other Loan Documents have been executed and delivered to FCC.

(b)	Registration and Perfection. All Security Documents have been registered, recorded, filed or perfected in all applicable jurisdictions.

(c)	Certificates, Resolutions and Legal Opinions. FCC shall be provided with:

(i)

A copy of the constating documents, by-laws, shareholders agreements and partnership agreements, as applicable, of each Loan Party and a copy of the resolutions of the board of directors of each Loan Party authorizing the execution, delivery and performance of this Agreement and the other Loan Documents certified by a senior officer of the Loan Party;

(ii)	A certificate of incumbency for each Loan Party showing the names, offices and specimen signatures of the officers authorized to execute this Agreement and the other Loan Documents; and

(iii)	Such legal opinions from counsel to the Loan Parties addressed to FCC covering matters relating to the Loan Parties, this Agreement and the other Loan Documents as FCC may require.

(d)

Inter-creditor Arrangements. All subordination and postponement agreements and inter-creditor agreements from other secured creditors of the Loan Parties as required in this Agreement and as FCC may be required to achieve the intended priority of its security and registrations, have been duly executed and unconditionally delivered by all parties thereto.

(e)

Good Standing. Each of the Loan Parties is in possession of, and in good standing or compliance with, all necessary permits, licenses, authorizations and other approvals required to legally undertake and carry on its business in each of the provinces where it carries on business.

(f)

Due Diligence. FCC has completed and is satisfied with the results of its financial, business, accounting, tax, environmental, legal and other due diligence with respect to the Loan Parties, including the search results of all personal property, litigation, judgment, bankruptcy, bulk sale, execution and other searches conducted with respect to the Loan Parties in all applicable jurisdictions.

(g)

Payment of Fees. FCC has received (or will receive from the initial Advance) full payment of all fees, expenses and other amounts due and payable to FCC, including all legal fees and disbursements of FCC’s legal counsel.

(h)

Repayments of Indebtedness and Discharge of Liens. All Indebtedness owing to any creditor by any Loan Party as determined by FCC has been repaid in full on the applicable Closing Date other than Permitted Indebtedness. All Liens held by any creditor charging any Collateral has been discharged, or where applicable, partially discharged, other than Permitted Liens.

(i)

Title Insurance; Title Opinion. In respect of the New Continuing Collateral Mortgage, FCC has received either: (i) a commitment to title insure from a reputable title insurer confirming that a lender’s title insurance policy is in effect in such amounts and with such endorsements as required by FCC, or (ii) a title opinion from the Loan Party’s legal counsel.

(j)	Certificate of Insurance; Adequacy of Coverage.

(i)	A certificate of insurance in respect of all policies of insurance maintained by the Loan Parties confirming compliance with all insurance requirements under this Agreement; and

(ii)	Written confirmation from the Borrower’s insurance broker addressed to FCC confirming the adequacy of insurance coverage for the Core Business.

(k)	Pre-Authorized Payments. A completed pre-authorized payment authorization in the form set forth in Schedule E.

(l)	Other Documents. Such other documents and agreements as are customary in transactions of this type or as FCC may reasonably request.

1.2	Conditions Precedent to All Advances

The obligation of FCC to make available each Advance under this Agreement is conditional upon FCC’s receipt of the documents listed below in form satisfactory to FCC together with satisfactory evidence as to compliance with the following conditions:

(a)	Initial Conditions Precedent. All initial conditions precedent in section 1.1 above remain satisfied and in full force and effect.

(b)	Notice of Borrowing. A duly executed notice of borrowing in respect of the requested Advance.

(c)

Representations and Warranties. The representations and warranties of the Loan Parties in each of the Loan Documents are true and correct in all material respects as if made on and as of each such date (unless specifically made as of a certain date).

(d)	Loan Documents. All Loan Documents are in full force and effect.

(e)	No Default. No Default or Event of Default has occurred and is continuing or would result after giving effect to the Advance.

(f)

No Material Adverse Change. No material adverse change has occurred since the date of the most recent Compliance Certificate or other financial reporting delivered by the Borrower to FCC. A material adverse change means any event, development, circumstance or situation that has had or could have a Material Adverse Effect.

(g)	Priority Payables. There are no overdue payments owed by any Loan Party to any third party.

(h)

Bring-Down Certificate. A bring-down certificate in form and substance satisfactory to FCC executed by a senior officer of the Borrower on the applicable Advance date confirming that all of the terms and conditions set out in this Section are true and correct as of the date of the Advance.

(i)

Consents and Approvals. All necessary approvals, clearances and consents from any Governmental Authority or other Person necessary to complete the transactions contemplated by the Loan Documents have been obtained by the Loan Parties.

(j)

Environmental Assessment. FCC has completed and is satisfied with its environmental risk assessment process, including if requested by FCC or required by Applicable Laws, a Phase 1 or 2 environmental report.

(k)

Title Search and other Due Diligence Searches. FCC has conducted a title search of the Property and confirmed that there are no Liens registered on title to the Property, and has conducted such other due diligence searches as it deems necessary or appropriate to confirm the absence of Liens.

1.3	Waiver of Conditions Precedent

All conditions precedent specified throughout this Agreement are for the sole benefit of FCC and may be waived by FCC, in whole or in part, with or without conditions, without prejudice to any other or future rights that it may have against the Loan Parties.

2.	Repayment, Prepayment and Maturity

2.1	Undisbursed Funds

Any portion of a Loan that is not disbursed by its Loan Approval Expiry Date may be cancelled at FCC’s option.

2.2	Proof of Debt

The Borrower hereby agrees that FCC’s accounting records provide final proof of the state of the Loans, including the principal balance outstanding, interest calculations and payment dates.

2.3	Repayment

All Outstanding Obligations must be repaid in full in accordance with the applicable Payment Calculation Schedule, set out in Schedule F, and the terms of this Agreement. The Credit Facilities will terminate on the applicable Maturity Date, unless extended in writing to a new Maturity Date by FCC on or before that date. Extensions will be granted in the sole discretion of FCC.

2.4	Direct Payment of IPO Proceeds

The Borrower agrees to direct payment of the IPO Proceeds in an amount equal to the sum of $30,000,000.00 (plus accrued and unpaid interest, fees and other amounts (if any), as specified by BMO in a pay out statement issued at or about the time of the IPO Issuance, and $10,500,000.00, as specified by FCC in a pay out statement issued at or about the time of the IPO Issuance, in each case into a segregated account which is subject to a blocked account agreement, satisfactory to each of BMO and FCC, acting reasonably.

2.5	Payment Regardless if IPO Proceeds Delayed

Notwithstanding Section 2.3, the Borrower hereby agrees to pay FCC the Outstanding Obligations owing in the amount of $10,000,000 no later than September 30, 2019, regardless if the IPO or the payment of the IPO Proceeds is delayed.

2.6	Payment on Termination

All Outstanding Obligations must be repaid in full immediately upon termination. The Credit Facilities will terminate if any Loan Party makes any material misrepresentation to FCC, commits fraud against FCC, if FCC becomes aware that any Loan Party has acted in a manner that calls into question their integrity and as a result could negatively impact FCC’s reputation if FCC were to continue to do business with the Loan Party, or if any Loan Party ceases to operate or operate materially in its Core Business, as determined by FCC in its sole discretion. If FCC terminates this Agreement because any of the above-noted events has occurred then all Outstanding Obligations are due immediately.

2.7	Time and Place of Payment

The Borrower will make all payments to FCC at its corporate office in Regina, Saskatchewan or at FCC’s local office on the date for payment. The payment must be made in immediately available funds and made no later than 10:00 a.m. local time at the place of payment. Any payment made after 10:00 a.m. will be deemed to have been made on the following Business Day and interest will accrue on the amount of such payment to the following Business Day.

2.8	Payments to be Made on Business Days

Any payment due on a day that is not a Business Day must be made on the following Business Day unless that day falls in another calendar month, in which case the payment must be made on the immediately preceding Business Day.

2.9	Manner of Payment; No Set Off / Right of Compensation

All payments are to be made without set-off, compensation, withholding or deduction of any kind. If the Borrower is not in default under this Agreement, FCC will apply each payment to the Advance that has been outstanding for the longest period of time and then progressively to newer outstanding Advances, then in respect of each Advance (i) firstly to pay outstanding fees and other charges, (ii) secondly to pay the interest due, and (iii) thirdly to reduce the outstanding principal. If the Borrower is in default on any Loan, FCC may apply any Loan payment as it sees fit.

2.10	Payment Adjustment

FCC may adjust the stipulated payments of principal and interest for any Loan with a variable interest rate, as a result of changes in the interest rate, to ensure that the principal outstanding is being paid as originally intended under this Agreement.

2.11	Pre-authorized payments

If the Borrower has pre-authorized payments, the Borrower shall comply with all requirements to make Loan payments by way of pre-authorized payments.

2.12	Voluntary Prepayments

If the Borrower wishes to prepay any outstanding Advances during the term of this Agreement, then to the extent permitted by law, the Borrower must pay a prepayment charge equal to the greater of (i) three (3) months interest on the amount prepaid at the interest rate in effect on the applicable Advance as of the date of prepayment, and (ii) the amount of interest lost by FCC over the remaining term of the Advance on the amount being prepaid, as determined in accordance with FCC’s standard practices.

2.13	Prepayment Privileges

(a) Variable-Open and Fixed-Open rate loans – the Borrower may prepay all or a part of the Loans at any time, without notice or penalty.

2.14	Extensions

Extensions may be requested by the Borrower. Extensions will be granted at the sole discretion of FCC. If there is no written agreement in force extending or altering the terms of the Loan on the applicable balance due date there is no extension and the Loan is due and payable.

2.15 Payment on demand in the event of misrepresentation, fraud or lack of integrity

The Credit Facilities and all Indebtedness owing by the Borrower shall be repaid in full and the Credit Facilities will be cancelled if the Borrower or any Guarantor has made any material misrepresentation to FCC, has committed fraud against FCC, if FCC becomes aware that the Borrower or any Guarantor has acted in a manner that calls into question their integrity and as a result will negatively impact FCC’s reputation if FCC were to continue to do business with the Borrower or Guarantor or if the Borrower ceases to operate or operate materially in its Core Business, as determined by FCC in its sole discretion.

3.	Interest Rates, Fees and Costs

3.1	Interest Rates

(a)	Interest will accrue on the principal amount outstanding of each Advance during each monthly interest period;

(b)

Interest on each Advance shall be calculated on the daily outstanding balance of such Advance commencing on and including the day on which the Advance is made and ending on, but excluding, the day on which the interest is paid; and

(c)	Interest will be payable monthly, in arrears, on the first Business Day of each month at the variable rate of interest per annum specified, and calculated in the manner set out in this Agreement.

3.2	Interest Act

(a)

Unless otherwise specified, all annual rates of interest referred to in this Agreement are based on a calendar year of 365 or 366 days, as the case may be. Where a rate of interest under this Agreement is calculated on the basis of a year (the “Deemed Year”) which contains fewer days than the actual number of days in the calendar year of calculation, that rate of interest will be expressed as a yearly rate for the purposes of the Interest Act (Canada) by multiplying that rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the Deemed Year.

(b)

For purposes of the Interest Act (Canada), the principle of deemed reinvestment of interest will not apply to any interest rate calculation under this Agreement, and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

3.3	Maximum Interest Rate

(a)

In the event that any provision of this Agreement would oblige the Borrower to make any payment of interest or any other payment which is construed by a court of competent jurisdiction to be interest in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by FCC of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted to the maximum amount or rate of interest as would not be so prohibited by law or so result in a receipt by FCC of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:

(i)	firstly, by reducing the amount or rate of interest required to be paid under this Agreement; and

(ii)	thereafter, by reducing any fees, commissions, premiums and other amounts which would constitute interest for the purposes of Section 347 of the Criminal Code (Canada).

3.4	Legal Fees and Expenses

Regardless of whether any or all of the transactions contemplated in the Loans are completed, the Borrower shall pay to FCC all reasonable legal fees and disbursements and all reasonable fees, costs and out-of-pocket expenses incurred by FCC with respect to the negotiation, preparation and registration of all documents including, without limitation, amendments of the documents and their registration. The Borrower shall, in addition, reimburse FCC on demand for all fees, cost and out-of-pocket expenses including, without limitation, legal fees and disbursements (on a solicitor and own client or full indemnity basis) incurred by FCC following the Closing Date in connection with the exercising or defending of any or all of the rights, recourses, remedies and powers of FCC hereunder or under any other documents or the realization on any assets or property of a Loan Party, or the taking of any proceedings for the purpose of enforcing the remedies provided herein or permitted in connection herewith.

If any Loan Party fails to perform any of its obligations under any document, FCC may, but shall not be obligated to, perform any or all such obligations, and all costs, charges, expenses, fees, outlays and premiums incurred by FCC in connection with such performance shall be payable by the Borrower forthwith upon demand by FCC and shall bear interest from the date incurred by FCC at the highest rate provided for herein, calculated and compounded monthly and payable on demand, with interest on overdue interest at the same rate. Any such performance by FCC shall not constitute a waiver by FCC of any right, power, or privilege under the Loans or any document.

3.5	Interest Rate Guarantee

If a Variable Interest type has been chosen, there is no interest rate guarantee for the related Loan. Each change in FCC’s Variable Interest Rate shall cause an immediate and automatic adjustment in any variable interest rate applicable under this Agreement, from the effective date of the change, calculated in accordance with FCC’s usual practices, and without notification to the Borrower.

3.6	Interest Calculations and Compounding Period

Interest on each Loan shall be calculated on the daily outstanding balance of such Loan from (and including) the date it is advanced until (but excluding) the date it is repaid in full. The rates of interest per annum are expressed on the basis of a 365 or 366 day year, as applicable.

3.7	Convertibility

(a)	“Conversion Fee” means the fee payable by the Borrower to FCC, in an amount determined by FCC, to convert the Loan to a different type of product.

(b)	An Open Variable Real Property Loan may be converted, at any time, upon payment of the Conversion Fee, to any other available mortgage product offered by FCC.

(c)	A Variable Mortgage Rate Loan may be converted, at any time, upon payment of the Conversion Fee, to any mortgage product offered by FCC, except the Open Variable mortgage product.

4.	Covenants of the Loan Parties

4.1	Affirmative Covenants

Until all Outstanding Obligations are repaid in full and FCC has no further obligation under this Agreement, the Loan Parties must observe and perform each of the following covenants:

(a)	Payment of Principal, Interest and Expenses. Pay to FCC the Outstanding Obligations at the times and places and in the manner provided for in this Agreement.

(b)

Use of Funds. Use the proceeds of the Loans solely for agricultural purposes including the uses set out in this Agreement with respect to the initial Advance and thereafter only for the Core Business, the Borrower’s working capital and Permitted Acquisitions.

(c)

Maintenance of Property. To keep the Property in good condition and not to do anything that lowers the value of the Property. If the Borrower does not maintain the Property in good condition, the Borrower agrees that FCC may enter and take any action reasonably considered necessary to restore the Property. Any cost of taking such action may be added to the Credit Facilities.

(d)

Books, Records and Financial Statements. Maintain a system of accounting established and administered in accordance with the Accounting Standards, consistently applied and in accordance with sound business practices.

(e)	Access and Information.

(i)	Discuss and review with FCC and its representatives any matters directly relevant to this Agreement and the business of the Loan Parties or their properties;

(ii)	Permit representatives of FCC to visit, inspect and have access to their properties and assets with reasonable prior notice; and

(iii)	Permit, with reasonable prior notice, FCC and its representatives to examine and copy all of their books and records.

(f)	Notices. Promptly notify FCC of:

(i)	any event which constitutes a Default or Event of Default and the steps being taken to remedy the same;

(ii)	any notice of expropriation of any Collateral;

(iii)

any claim, proceeding or litigation in respect of any Loan Party that has a Material Adverse Effect on the business operation or assets of a Loan Party, whether or not any such claim, proceeding or litigation is covered by insurance;

(iv)

any official notice of any violation, non compliance or claim made by any Governmental Authority that has a Material Adverse Effect on: (A) the operations of a Loan Party, or (B) any part of the Collateral of any Loan Party;

(v)	any Lien other than a Permitted Lien registered against any Collateral;

(vi)	any environmental matter against or with respect to the activities or operations of any Loan Party;

(vii)	any event, development or condition which may have a Material Adverse Effect; and

(viii)	any material adverse change in the condition or nature of the Core Business of a Loan Party.

(g)	Corporate Status and Qualification. Maintain its existence in good standing and obtain and maintain all licences, permits and contracts necessary to conduct its business.

(h)

Business Conduct. Continuously conduct the Core Business in a proper and efficient manner, (ii) maintain its properties and assets in good working order and condition, and (iii) maintain, protect and preserve title to its assets and properties.

(i)

Compliance with Laws. Comply with all Applicable Laws and orders of any Governmental Authority, including the procurement of all required permits and licenses, which shall include without limitation the procurement of all applicable business, building, expansion, operating and other permits and licenses, and further including intensive livestock operation permits and compliance with all plans associated with such permit and agreements relating to such permit and the operations of the Borrower’s livestock operations.

(j)

Further Assurances. Cure promptly any defects in the execution and delivery of the Loan Documents, and promptly execute and deliver to FCC all such other and further documents or agreements as FCC may reasonably request.

(k)	Taxes. Pay all Taxes lawfully levied, assessed or imposed upon it or in respect of its Property as and when the same becomes due and payable, and provide evidence of such payment to FCC.

(l)	Insurance.

(i)

The Borrower shall maintain or cause to be maintained with reputable insurers, over the insurable collateral, coverage against risks of loss or damage to its properties, assets and business (including, but not limited to, fire and extended perils, public liability, and damage to property of third parties) of such types as are customary in the case of persons with established reputation engaged in the same or similar businesses, to the full replacement value of such properties and assets, such policies (except third-party liability insurance) to contain standard mortgage/hypothec clauses or other mortgage/hypothec clauses satisfactory to FCC and shall, otherwise than in respect of damage to or destruction of leased assets, assets secured by purchase money liens (where applicable) and such other assets as FCC may in writing agree to exclude, be assigned to and endorsed in favour of FCC, as first mortgagee/beneficiary and first loss payee subject to ranking pari passu with holders of debt secured by the same collateral pursuant to any intercreditor agreement entered into by FCC with the holders of such debt (the “Insurance”).

(ii)

Each insurance policy and insurance company shall be approved by FCC. Each insurance policy must require that 15 days advance written notice shall be given to FCC in the event of any cancellation or material adverse change to the policy. As further security, the Borrower hereby assigns all insurance proceeds to FCC.

(iii)

All Insurance set forth above shall be in an amount not less than the greater of (A) the Credit Facilities, and (B) the full replacement value of the Borrower’s properties and assets, or an amount acceptable to FCC per occurrence.

(iv)

All Insurance, other than those in respect of assets as FCC may in writing agree to exclude, shall be assigned to and endorsed in favour of FCC as first mortgagee and as first loss payee. FCC shall be named as an additional insured in respect of all liability policies and such policies shall contain cross liability and severability of interest provisions.

(v)	FCC shall be designated as beneficiary on the course of construction insurance and property insurance in amounts and on terms acceptable to FCC.

(vi)	All Insurance (except third-party liability insurance) shall contain standard mortgage/hypothec clauses or other mortgage/hypothec clauses satisfactory to FCC.

(vii)

All Insurance shall oblige the insurer to provide at least 30 days prior notice to FCC of any changes to the Insurance and that the Insurance may not be cancelled without at least 30 days prior notice being given by the insurer to FCC.

(viii)

If any Loan Party defaults in so insuring its real or personal property and assets as are required under this Section to be insured or, in so delivering the certificates or policies of Insurance within the time period required under this Agreement, FCC may, at its option, immediately effect and pay the premiums for such Insurance and the Borrower shall reimburse FCC for any premiums so paid with interest thereon at the then highest interest rate payable in respect of any Loan made under this Agreement.

(ix)

As soon as practicable following the happening of any loss or damage in respect of any Loan Party’s real or personal property and assets subject to any Insurance, the Borrower shall, at its expense, furnish all necessary proof and do all necessary acts to enable the Person entitled to receipt of the proceeds of such insurance pursuant to this Section to obtain payment thereof.

(x)	All policies of Insurance will, where applicable, contain a release of any subrogation rights which any Loan Party’s insurers may have against FCC or those for whom any of them are in law responsible.

(xi)

Each Loan Party agrees that it shall provide FCC with i) a broker’s certificate confirming the Insurance prior to the Closing Date and ii) a certified copy of each policy of Insurance as soon as practical but no later than 60 days from the Closing Date.

(m)	Environmental Compliance.

(i)	Use and operate all of its facilities and properties in compliance with all Environmental Laws;

(ii)

Immediately notify FCC and provide copies upon receipt of any written claim, complaint, notice or inquiry relating to the release of contaminants at any facility or property which would result in a Loan Party being in material non-compliance with any Environmental Law. A contaminant are any pollutants, waste, hazardous substances or other like substances or material that is regulated by any Environmental Law;

(iii)	Maintain a reserve on its books for environmental liabilities in accordance with Accounting Standards; and

(iv)	Provide such information and certifications which FCC may reasonably request from time to time to evidence compliance with this Section.

(n)	Observance of Agreements. Observe, perform and enforce in a timely fashion all of its contractual obligations and rights.

(o)

Additional Subsidiaries; Additional Liens. If, at any time after the Closing Date, any Loan Party directly or indirectly creates or acquires an additional Subsidiary, the Loan Party will, or will cause such new Subsidiary, to execute and deliver to FCC within 30 days of such creation or acquisition, a guarantee, security agreements (creating a first priority Lien against all property, assets and undertaking of such Subsidiary in favour of FCC), and other agreements, instruments, documents, certificates, resolutions and legal opinions similar in type, scope and form as those delivered by the Loan Parties pursuant this Agreement and satisfactory to FCC.

(p)

Material Commercial Leases. Obtain FCC’s prior written consent to enter into, modify in any material respect, or renew, extend or terminate any lease (excluding any lease where the Loan Party is the tenant) for premises of more than 10,000 square feet for a term (inclusive of all renewal and extension options, whether or not exercised) of 5 years or more which form part of the Collateral.

(q)

Release Information. The Borrower must authorize FCC to obtain credit or other information about the Borrower, and the Collateral from, and to allow FCC to, during the term of the Credit Facilities, exchange such information with:

(i)	any financial institution, credit reporting agency, rating agency, credit bureau, Governmental Authority; and

(ii)	anyone with whom the Borrower may have or propose to have financial dealings.

The Borrower also agrees that FCC may use Loan information for FCC’s internal research and marketing purposes and that FCC may contact the Borrower regarding our other products and services

4.2	Negative Covenants

Until the Outstanding Obligations are repaid in full and FCC has no further obligation under this Agreement, the Loan Parties must not, without the prior written consent of FCC:

(a)

No Amalgamation or Merger. Not enter into any amalgamation, merger, or other transactions whereby all or substantially all of its undertaking, properties, rights or assets would become the property of any other Person.

(b)	Indebtedness. Create, assume or permit to exist any Indebtedness except for Permitted Indebtedness.

(c)	No Liens. Create, assume, incur or permit to exist any Lien in or upon any of its property or assets except for Permitted Liens.

(d)	No Guarantees. Be or become liable for any obligation of any other Person by Guarantee except for any Guarantee which constitutes Permitted Indebtedness.

(e)

No Non-Arm’s Length. Enter into any consulting agreement or contract with a shareholder or other non-arm’s length party or entity unless on prevailing market rates and the Borrower discloses all such related party contracts and expenses annually as part of the annual review documentation.

(f)

Limitation on Investments and Loans. Make or permit to exist, directly or indirectly, any Investment or any other interest in any other Person except: (i) Investments in cash equivalents, (ii) Investments which constitute Permitted Acquisitions, and (iii) any loans, advances or other forms of Indebtedness to any Person other than Permitted Indebtedness.

“Investment” means:

(i)	any direct or indirect purchase or other acquisition by the investor of Equity Securities of any other Person that does not otherwise constitute an Acquisition;

(ii)	any direct or indirect loan or capital contribution by the investor to any other Person; or

(iii)	any direct or indirect purchase or other acquisition of bonds, notes, debentures or other debt securities of, any other Person.

(g)	Limitation on Acquisitions. Make any Acquisition other than a Permitted Acquisition.

(h)

Limitation on Sale of Assets. Effect a sale of assets, including Quota Transfer, except for a Permitted Sale of Assets. A Permitted Sale of Assets must be sold or leased for at least fair market value and if proceeds are not used within six (6) months to acquire other assets for Core Business, proceeds will be applied to reduce the Outstanding Obligations.

(i)	Change of Jurisdiction or Chief Executive Office; Relocation of Assets.

(i)

Change the jurisdiction of organization or move its registered office, principal place of business or chief executive office outside of the jurisdiction in which it was located as at the Closing Date or the date of its acquisition or creation; and

(ii)	Maintain Collateral having a value in excess of $100,000 in the aggregate other than as disclosed in this Agreement as at the Closing Date.

(j)	Organizational Documents.

(i)	Change its corporate name, or

(ii)	Amend its articles of incorporation, partnership agreement, shareholders agreement or similar document without the prior written consent of FCC.

(k)	Change of Control. Change of control of a Loan Party being any one of the following:

(i)	the acquisition by any Person of Equity Securities representing 50% or more of the voting power represented by the issued and outstanding Equity Securities of any Loan Party;

(ii)	the Borrower ceases to own, directly or indirectly, all of the issued and outstanding Equity Securities of any other Loan Party; or

(iii)

there is any change in the composition of the officers or directors of any Loan Party from those (i) in existence as at the Closing Date, or (ii) Persons which have been approved in writing by FCC from time to time after the Closing Date.

(l)	Restricted Payments. Declare, pay or make, or permit the declaration, payment or making of, any Restricted Payment, except each Loan Party may make Restricted Payments:

(i)

with respect to (A) employment remuneration to employees, officers or directors in the ordinary course, and (B) reimburse reasonable out-of-pocket costs and expenses incurred by such employees, officers or directors in the ordinary course of carrying out their duties; and

(ii)

regular scheduled payments of interest in respect of Subordinated Debt provided that, at the time of and immediately after making a Restricted Payment, (A) no Default or Event of Default has occurred; and (B) the Borrower is in compliance with the financial covenants set out in this Agreement, provided that the Restricted Payments listed in paragraphs 4.2(j) (i) and (ii) above shall not be in excess of net income after repayment of the current outstanding of any long term debt, including the principal portion of capital lease payments, unless compliance with the financial covenants set out in this Agreement are maintained.

A “Restricted Payment” means any payment by a Person to a related party, including a shareholder or creditor, for any reason, including without limitation payment of: (a) any dividends or other distributions on any of its Equity Securities, (b) any management, consulting or similar fee or any bonus payment or comparable payment, (c) any gift or other gratuity, (d) any amount for services rendered, property leased or acquired, or (e) any amount for shareholder loan reductions.

(m)	Financial Year; Accounting Changes. Change its Financial Year end, or (ii) accounting treatment or reporting practices, except as required by the Accounting Standards or any Applicable Law.

(n)	Change of Business: Materially change the Core Business of any one of the Loan Parties.

(o)

Transactions with Affiliates. Purchase or lease any property from, or sell or lease any property to, or enter into any other transactions with, any officer, director, agent or other Person affiliated with or related to such Loan Party, except in the ordinary course of, and under the reasonable requirements of, the Loan Party’s business, and upon fair and reasonable terms no less favourable to the Loan Party than they would obtain in a comparable arm’s length transaction with an unaffiliated Person.

(p)

Sales and Leasebacks. Enter into any sale/leaseback transaction, which is any arrangement with any Person (other than a Loan Party) providing for the leasing by any Loan Party of property which has been or is to be sold or transferred by any Loan Party to such other Person.

(q)	Repayment of Indebtedness. Repay, prepay or otherwise make any payment on account of any Indebtedness except for: (i) Indebtedness under this Agreement, or (ii) Permitted Indebtedness.

(r)

Drawings and Withdraws. The Borrower shall not permit drawings and withdrawals by way of shareholder loan reductions, dividends, salaries, bonuses, or any other withdrawals to exceed net income after repayment of current portion of long term debt, including principal portion of capital lease payments, unless compliance with financial covenants set out in the loan contract are maintained.

5.	Demand and Acceleration

5.1	Events of Default.

Each of the following events will constitute an event of default by the Loan Parties under this Agreement (each an “Event of Default”):

(a)	Failure to Pay Principal. Failure to pay when due any principal amount of the Outstanding Obligations and such failure continues for a period of three (3) Business Days.

(b)	Failure to Pay Interest or Fees. Failure to pay any other Outstanding Obligations when due and such failure continues for a period of five (5) Business Days.

(c)

Sale of Property. If the Borrower sells any property, with a value in excess of $100,000.00, or any Guarantor sells any such property pledged as security for a guarantee, without FCC’s written consent, except in the ordinary course of business.

(d)

Builder’s Lien. A builders, construction, commercial, mechanic or similar Lien is registered against the Borrower’s property secured by this Agreement, other than those that are contested in good faith.

(e)	Construction Required. Failure to complete or proceed with any construction required by this Agreement in a continuous and commercially reasonable manner and according to proper building standards.

(f)	False Representations. If any representation or warranty made in any Loan Document is false or materially incorrect, or lacking in any material facts, at the time that it is made or given.

(g)

Covenant Defaults. Failure to observe or perform any of the terms, conditions or covenants under this Agreement or contained in any other Loan Document, and, if such failure is capable of being remedied it continues unremedied for a period of 30 Business Days following the earlier of (i) the date upon which a senior officer of any Loan Party becomes aware of any such failure, and (ii) the date that FCC delivers notice of such failure to the Borrower.

(h)	Default to Other Creditors. Default under the terms of any credit facility with any other financial institution.

(i)	Cross-Default with FCC. Default under any other credit facility, loan or security agreement with FCC and such default continues for ten (10) Business Days.

(j)

Insolvency. If any Loan Party becomes insolvent, dies, its business ceases to be carried out as a going concern, an order is made or it passes a resolution authorizing its winding-up, dissolution or liquidation, or it assigns its assets for the benefit of its creditors or enters (voluntarily or involuntary) any bankruptcy or reorganization proceeding, and if such proceeding is involuntary it is not stayed within 60 days or having been instituted against the Loan Party.

(k)

Receivership. If any person or entity other than FCC takes possession of any of the secured property (whether by appointment of a receiver, receiver and manager or otherwise) or takes any steps to repossess or sell the secured property.

(l)

Adverse Judgments. If one or more judgments for the payment of money in a cumulative amount in excess of $100,000 is rendered against any one or more of the Loan Parties which remains undischarged for 60 days from its date.

(m)

Execution, Distress. If any writ of execution or any other similar process becomes enforceable against any Loan Party or its properties or assets having a fair market value in excess of $100,000, except where the same is being contested and the enforcement or levy has been stayed.

(n)	Change of Control. If there is a change of control, which is the occurrence of any one of the following:

(i)	the acquisition by any Person of Equity Securities representing 50% or more of the voting power represented by the issued and outstanding Equity Securities of any Loan Party;

(ii)	the Borrower ceases to own, directly or indirectly, all of the issued and outstanding Equity Securities of any other Loan Party; or

(iii)

there is any material change in the composition of the officers or directors of any Loan Party from those (i) in existence as at the Closing Date, or (ii) Persons which have been approved in writing by FCC from time to time after the Closing Date.

(o)

No Prospect of Repayment. FCC in good faith and upon commercially reasonable grounds, believes that the prospect of repayment of the Loans or performance of the Borrower’s obligations under this Agreement is or is about to be impaired or any of the secured property is or is about to be in jeopardy.

(p)	Cease to Carry On Business. Any one of the Loan Parties ceases to carry on business or threatens to do so.

(q)

Registration of Subsequent Interest. A mortgage, hypothec, security interest or any other interest, right or charge affecting the Property is registered against the Property without FCC’s prior approval not to be unreasonably withheld.

(r)

Termination or Unenforceability of Security Documents. If any of the Loan Parties terminate any of the Security Documents or any of the Security Documents become unenforceable or any charge does not rank in priority as expected.

5.2	Notice of Default. The Borrower hereby agrees to promptly notify FCC of an Event of Default occurring, and no later than thirty (30) days from the date that the Default occurred.

5.3	Rights and Remedies

(a)	Prior to and after the occurrence of an Event of Default, FCC or a Receiver shall have, in addition to the rights specifically provided in this Agreement:

(i)	the rights of a secured party under the Personal Property Security Act; and

(ii)	the rights that FCC shall be entitled to as the lender, as recognized at law and in equity.

(b)	Upon the occurrence of an Event of Default, and for so long as it is continuing, FCC may take any or all of the following actions:

(i)	declare all Outstanding Obligations to be immediately due and payable without presentment, demand, protest or other notice of any kind;

(ii)

declare the Credit Facilities to be terminated, whereupon the same shall terminate immediately and FCC shall have no further obligation to make any Advances available to the Borrower under any of the Credit Facilities;

(iii)	realize upon the Liens constituted by the Security Documents and exercise any rights under any of the Loan Documents;

(iv)

appoint by instrument in writing or apply to a court for the appointment of one or more Receivers of any or all of the property, assets and undertaking of any Loan Party or any or all of the Collateral;

(v)	exercise any other action, suit, remedy or proceeding authorized or permitted by the Loan Documents or by law or by equity upon an Event of Default occurring;

(vi)	the obligation of FCC to make any further Advances available to the Borrower shall automatically be terminated;

(vii)	all Outstanding Obligations will automatically become due and payable; and

(viii)	the Security Documents will become immediately enforceable, subject to the terms and conditions of the Security Documents and Applicable Law, and FCC may realize upon the Security Documents.

5.4	Application of Proceeds After Default

From and after the occurrence of an Event of Default, FCC may from time to time appropriate all monies realized by FCC from the enforcement of any Security Document on or towards the payment of the Indebtedness of the Borrower to FCC or such part thereof as FCC in its sole discretion may determine, and the Borrower shall have no right to require or enforce any appropriation inconsistent therewith, and FCC shall have the right to change the application of any such proceeds and re-apply the same to any part or parts of the Indebtedness as FCC may see fit notwithstanding any previous application.

5.5	Non-Merger

The taking of a judgment (other than a final order of foreclosure) or any other action by FCC in respect of any Lien created by the Security Documents shall not operate as a merger of any Indebtedness or liability of any Loan Party or in any way prejudice the rights, remedies and powers which FCC may have in connection with such liabilities, and the dealings with any security for such liabilities shall not affect the liability of the Loan Parties under this Agreement.

5.6	Deficiency

Each Loan Party is liable to FCC for payment of any Outstanding Obligations that remain outstanding following realization of all or any part of the Collateral.

5.7	FCC not Liable

Neither FCC nor any Receiver will be liable to any Loan Party for any failure or delay in exercising any of its rights under any Loan Document or for any failure to preserve rights against other Persons.

5.8	Remedies Cumulative

The rights and remedies of FCC under the Loan Documents are cumulative and are in addition to and not in substitution of any rights or remedies provided by law and any single or partial exercise by FCC of any right or remedy for a default or breach shall not be deemed to be a waiver of or to prejudice any other right or remedy to which FCC may be lawfully entitled.

6.	Representations and Warranties

6.1	Representations and Warranties

The Loan Parties make the following representations and warranties to FCC, upon which FCC is relying in entering into this Agreement:

(a)

Due Incorporation. Each Loan Party is duly incorporated or formed under the laws of its jurisdiction, and has all necessary corporate power and authority to own its properties and assets and to carry on its business as now conducted by it.

(b)

Corporate Power; Authorization. Each Loan Party has the power and authority to enter into and perform its obligations under the Loan Documents to which it is a party and the execution, delivery and performance of such Loan Documents has been duly authorized by all necessary action of such Loan Party.

(c)

Licenses. Each Loan Party holds all necessary licenses, permits, registrations, and approvals (i) to own its properties and assets, (ii) for the conduct and operation of the Core Business and its other businesses, and (iii) to carry on its businesses in each jurisdiction in which it does so, and is up to date in all its corporate filings.

(d)	No Conflicts. The execution, delivery and performance of the Loan Documents by each Loan Party and the consummation of the transactions contemplated therein:

(i)	do not and will not violate its constating documents, by-laws or other organizational documents;

(ii)	do not require the consent or approval of, or registration or filing with, any Governmental Authority or other Person; and

(iii)	do not violate or conflict with any material contract.

(e)	Enforceability. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party enforceable in accordance with its terms.

(f)

Compliance with Law. Each Loan Party is in compliance: (i) with all Applicable Laws applicable to it or its property, assets and businesses, and (ii) with all material contracts binding upon it or its property, assets and businesses; and (ii) with all zoning and building by-laws and other Applicable Laws with respect to the Collateral.

(g)	Taxes. Each Loan Party has filed all tax returns required to be filed by it and has paid all Taxes which were due and payable, on or before the date of this Agreement.

(h)

No Litigation, Convictions or Investigations Related to Fraud. There are no actions, suits or proceedings existing or pending against any Loan Party in any court or before any Governmental Authority. No Loan Party has been convicted of a criminal offence (except for a conviction for which a pardon has been granted. No Loan Party has undergone any type of investigation or been accused or convicted of any offence related to fraud, money laundering or terrorist financing.

(i)

Financial Statements. The financial statements of the Loan Parties which have been furnished to FCC have been duly prepared in accordance with the Accounting Standards and fairly present the financial condition and the results of the operations of the Loan Parties. Any financial information the Loan Parties have provided to FCC, in any form, is complete, current and accurately presents the Borrower’s financial position as of the date it is provided, and there has been no material adverse change in the Borrower’s business or financial condition or any material adverse change has been immediately disclosed to FCC.

(j)

Factual Information. All factual information provided by each Loan Party to FCC for any purpose in connection with this Agreement is true, complete and accurate in every material respect, as of the date thereof, and that information is not incomplete by the omission of any material fact necessary to make that information not misleading.

(k)	Title. Each Loan Party has good and marketable title to all of its property and assets free and clear of any Lien, subject only to Permitted Liens.

(l)

No Default. The Borrower is not in default of (i) any other agreement for a credit facility or debt instrument with FCC or any other financial institution or (ii) under any material contracts that affect the Borrower’s business or assets.

(m)	Environmental Compliance

(i)	All facilities and property owned or leased by any Loan Party subject to the Security Documents have been maintained in material compliance with all Environmental Laws;

(ii)

there have been no past, and there are no pending written claims of violation or requests for information received by any Loan Party from any Governmental Authority with respect to any Environmental Law;

(iii)	each Loan Party holds and is in compliance with all permits, approvals and other authorizations relating to environmental matters in connection with the operation of the Core Business; and

(iv)	there are no underground storage tanks, active or abandoned, on any property now or previously owned or leased by any Loan Party including the Property subject to the Security Documents.

(n)

Registered Office; Chief Executive Office. The registered office, chief executive office and the principal place of business of each Loan Party is the location set out on the first page of this Agreement.

(o)	Location of Property and Assets. The Loan Parties have no property and assets located in any jurisdictions other than as disclosed in writing to FCC.

(p)

Wholly-owned Subsidiaries. As of the Closing Date no Loan Party has (i) any Subsidiaries other than those Subsidiaries that are a party to this Agreement, or (ii) entered into any agreements for the acquisition or creation of any Subsidiaries.

(q)	Partnership. No Loan Party is in partnership with any Person and no Loan Party is a participant in any joint venture.

(r)	Employee Matters. No Loan Party, nor any of their respective employees, is subject to any collective bargaining agreement.

(s)

Pension and Benefit Plans. No Loan Party maintains any pension plans or other plan or policy that provides employee benefits. A pension plan is any arrangement for the purposes of applicable pension benefits legislation or any tax laws of Canada or a province. A pension plan does not include the Canada pension plan or the Quebec pension plan.

(t)

Full Disclosure. Each Loan Party has disclosed to FCC: (i) all agreements, instruments and corporate or other restrictions to which any Loan Party is subject, and (ii) all other matters known to it, that, in each case, individually or in the aggregate, could, by their existence or if breached by any Loan Party, reasonably be expected to result in a Material Adverse Effect. All material liabilities of the Loan Parties have been recorded in the financial statements of the Loan Parties and disclosed to FCC.

(u)	Indebtedness; Liens. No Loan Party (i) has any Indebtedness other than Permitted Indebtedness, and (ii) has granted any Liens other than Permitted Liens.

(v)

Shareholder Loans. There are no outstanding loans and advances made to any Loan Party by any Person who does not deal at arm’s length with any Loan Party, other than a shareholder of any Loan Party who has executed and delivered an assignment and postponement of claim in favour of FCC.

(w)	Financial Year. The Financial Year end of the Borrower is December 31.

6.2	Restatement and Survival of Representations and Warranties

The representations and warranties of the Loan Parties set out in this Agreement and the other Loan Documents are deemed to be restated at the time of each Advance, and shall survive each Advance and continue until all Outstanding Obligations have been satisfied and repaid in full and the Credit Facilities terminated.

7.	Indemnities

7.1	Indemnities

(a)

The Loan Parties shall at all times indemnify and hold FCC and its directors, officers, employees and agents harmless against and from any and all claims, liabilities, suits, actions, debts, damages, costs, losses, obligations, judgments, charges, and expenses, of any nature whatsoever suffered or incurred by any such party (including any reasonable costs and expenses of defending or denying same) under or on account of any (i) failure of the Borrower to pay any amount due under this Agreement on its due date; (ii) Event of Default or breach of any Environmental Law.

(b)

The Borrower acknowledges that FCC has agreed to make the Credit Facilities available in reliance upon the Loan Parties’ indemnity in this Section. For this reason, it is the intention of the Loan Parties and FCC, that the provisions of this Section shall supersede any other provisions of this Agreement or any other Loan Document which might in any way limit the liability of the Loan Parties.

7.2	Survival

The obligations of the Loan Parties under this Section survive the payment of all Outstanding Obligations and the cancellation of the Credit Facilities.

8.	Assignment and Participation

8.1	Benefit of Agreement

This Agreement shall enure to the sole benefit of and be binding upon the parties hereto and their respective successors and assigns, heirs, estate, executors and personal representatives, as applicable.

8.2	Assignment by Loan Parties

No Loan Party may assign or transfer any rights or obligations hereunder without the prior written consent of FCC which may be refused in the absolute discretion of FCC.

8.3	Assignment by FCC

From time to time FCC may sell or assign all or any part of its rights under this Agreement to a financial institution resident in Canada and FCC shall be released and discharged from its obligations hereunder. For the purposes of any such assignment FCC may disclose on a confidential basis to a potential assignee such information about any Borrower or Guarantor as FCC may see fit. The Borrower must agree to execute and deliver, and to cause the Guarantor to execute and deliver, at the request and expense of FCC, such deeds, documents, instruments, and assurances as FCC may reasonably request in connection with any such assignment.

9.	Miscellaneous

9.1	Performance by FCC

If any Loan Party fails to perform any of its obligations under any Loan Document, FCC may, but shall not be obligated to, perform any or all such obligations, and all costs, charges, expenses, fees, outlays and premiums incurred by FCC in connection with such performance shall be payable by the Borrower forthwith upon demand by FCC and shall bear interest from the date incurred by FCC at the highest rate provided for in this Agreement calculated and compounded monthly and payable on demand, with interest on overdue interest at the same rate. Any such performance by FCC shall not constitute a waiver by FCC of any right, power or privilege under the Agreement or any other document.

9.2	Notice

Any notice, request or other communication hereunder to any of the parties shall be in writing and be well and sufficiently given if delivered personally or sent by prepaid registered mail to its address or by facsimile/telecopier to the number and to the attention of the person set forth below:

(a)	In the case of any Loan Party or Loan Parties, a single notice to the address first above written in this Agreement.

(b)	In the case of FCC:

Farm Credit Canada

Loan Administration Centre

12040 149th Street NW, 2nd Floor

Edmonton, AB T5V 1P2

Fax No 780.495.5665

9.3	Statements and Reports

All statements, reports, certificates, opinions, appraisals and other documents or information required to be furnished to FCC by the Borrower under this Agreement shall be supplied by the Borrower without any cost or expense to FCC.

9.4	Severability

If any provision of this Agreement is or becomes invalid or unenforceable, the remainder of this Agreement shall not be affected by such invalidity or unenforceability.

9.5	Time of Essence

Time is of the essence of this Agreement and any forbearance by FCC or any of the Loan Parties of the strict application of this provision shall not operate as a continuing or subsequent forbearance.

9.6	Further Assurances

Each Loan Party will upon the reasonable request of FCC, make, do, execute, and deliver such further acts, documents or assurances, as may be necessary in the opinion of FCC, acting reasonably, for implementing and carrying out the true intent and meaning of this Agreement.

9.7	Replacement

This Agreement supersedes and replaces all prior discussions, letters and credit agreements (if any) describing the terms and conditions of any credit facilities established by FCC in favour of the Borrower.

9.8	Canadian Currency

All Credit Facilities have been made in Canadian dollars and the Borrower agrees to pay FCC in Canadian dollars unless otherwise agreed to in writing by FCC.

9.9	Entire Agreement

This Agreement contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings made by FCC or any of the Loan Parties other than those set forth in the Loan Documents.

9.10	Conflict

In the event of any conflict or inconsistency between the provisions contained in this Agreement and the provisions contained in any other Loan Document, then the provisions of this Agreement shall prevail.

9.11	Counterparts; Execution

This Agreement may be executed in any number of counterparts or by facsimile or PDF electronic counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.

9.12	Relationship to Parties

The provisions contained in this Agreement shall not create or be deemed to create any relationship as between the Borrower and FCC other than that of borrower and lender or as between a Guarantor and FCC other than that of guarantor and lender.

9.13	Amendments and Waivers

(a)

This Agreement may not be amended or modified in any respect except in accordance with the provisions hereof, however, the Borrower hereby agrees to make such amendments to this Agreement as may be reasonably requested by FCC to facilitate the granting by FCC of participations or assignments, provided that no such amendment shall have the effect of increasing any costs payable by the Borrower or increasing the obligations of the Borrower under this Agreement.

(b)

No failure or delay, on the part of FCC, in exercising any right or power hereunder or under any Security Documents or any other Loan Document delivered to FCC shall operate as a waiver thereof. Each Guarantor, if applicable, agrees that the waiver of any provision of this Agreement may be made without the consent of any Guarantor.

9.14	Review

FCC shall conduct an annual review within 180 days following the fiscal year-end of the Borrower, and otherwise as FCC may require in its discretion. The Loan Parties agree to deliver to FCC such information as FCC may request to satisfactorily complete the annual review. For all Loans, any default may result in, but not limited to, future Advances being restricted, an adjustment of interest rate, fees being charged or a change in the repayment terms of the Loans.

9.15	Borrower Confidentiality

The Borrower agrees to keep the terms of this Agreement, including specifically the interest rate, strictly confidential and will not disclose the terms of this Agreement to any Person without FCC’s prior consent. The Borrower may disclose the terms of this Agreement to its legal, banking, accounting and business advisors on a need to know basis. The Loan Parties authorize FCC to obtain credit or other information about the Loan Parties and the Collateral, as well as exchange such information with:

(i)	any financial institution, credit reporting agency or bureau rating agency, or Governmental Authority; and

(ii)

anyone with whom the Loan Parties may have or propose to have financial dealings. The Loan Parties agree that FCC may use Loan information for FCC’s internal research and marketing purposes and that FCC may contact the Loan Parties regarding FCC’s other products and services.

9.16	FCC Confidentiality

FCC agrees to use reasonable efforts to ensure that any financial statement or other information relating to the business, assets or condition, financial or otherwise, of any Loan Party which is delivered to FCC pursuant to this Agreement which is not publicly filed or otherwise made available to the public generally (and which is not independently known to FCC) will, to the extent permitted by law, be treated confidentially by FCC and will not, except with the consent of the Loan Party, be distributed or otherwise made available by FCC to any Person other than FCC’s employees, authorized agents, counsel or other representatives required, in the opinion of FCC, to have such information.

9.17	Evidence of Debt

FCC shall maintain accounts and records evidencing the Outstanding Obligations. FCC’s accounts and records shall constitute conclusive evidence of the Outstanding Obligations in the absence of manifest error.

9.18	Joint and Several Liability

The Loan Parties are jointly and severally liable for and obligated to repay all Outstanding Obligations. Each Loan Party acknowledges that it is fully responsible for all such Outstanding Obligations even though it may not have requested an Advance or received any proceeds from any Advance.

9.19	Words and Phrases

Where the context so requires, words importing the singular include the plural, and vice versa, and words importing gender include the masculine, feminine, and neuter genders.

9.20	Headings and Table of Contents

The table of contents and the headings of all articles, sections, and paragraphs herein are inserted for convenience of reference only and do not affect the interpretation of this Agreement.

9.21	Accounting Practices

In the event of any change in the Accounting Standards after the Closing Date, which results in a material change in the method of calculation of any financial covenant, or ratio, the Borrower and FCC will negotiate in good faith to revise such financial covenant, or ratio to correspond to the original intention of the parties.

9.22	Statutory References

References herein to any statute means such statute as amended, re-enacted and/or consolidated from time to time and any successor statute thereto.

9.23	Account Review and Right to Amend

Loans may be reviewed periodically. For all loans, any default may result in, but not be limited to, future disbursements being restricted, an adjustment of interest rate, fees being charged or a change in the repayment terms of the loans.

9.24	Customer Declaration

FCC acts with integrity, balancing business decisions with individual needs to achieve FCC’s vision of sustainable growth and prosperity for Canada’s agriculture industry.

FCC is committed to supporting the industry over the long-term and through all cycles. FCC works with customers to understand the material issues that they face and to help them identify and resolve issues in a way that generates a positive impact on society while minimizing the risks associated with their business.

FCC’s committed partnership begins with complete disclosure on all aspects of the Borrower’s business.

FCC lends only to individuals or businesses with integrity who respect and adhere to applicable municipal bylaws, provincial and federal laws and regulations, who hold all permits and licenses required by law, and whose activities respect and care for:

(a)	the environment by exercising reasonable care to safeguard the environment through stewardship of land, air quality, and water;

(b)	animal welfare through application of the National Farm Animal Care Council (NFACC) Codes as a foundation for animal care;

(c)	labour standards by upholding requirements set through Canada’s labour laws including for seasonal workers; and willfully violate employee or human rights; and

(d)	in general, society and human rights.

FCC does not lend to individuals or businesses who:

(a)	willfully neglect applicable operating laws and regulations;

(b)	engage in any money laundering activities or are involved in financing terrorist activities; or

(c)	are involved in illegal or other activities that could harm FCC’s reputation and/or do not align with FCC’s expressed commitment to sustainability.

The Borrower must disclose in writing to FCC if they:

(a)	anticipate or are involved in any legal action, or any proceedings before any court, tribunal, board or agency or there are any unexecuted judgments rendered against them;

(b)	are in default under any material contracts that affect their business or assets;

(c)	have declared bankruptcy (discharged or undischarged) or have been the subject of other insolvency proceedings or proposals;

(d)	have been in arrears in the payment of income, business or property taxes, GST, HST, sales tax, payroll deductions, or similar payment obligations;

(e)	have been convicted of a criminal offence (except for a conviction for which a pardon has been granted);

(f)	have undergone any type of investigation or have been accused or convicted of any offense related to fraud, money laundering or terrorist financing; or

(g)	are aware of any of their directors, officers, shareholders, or partners being involved in any of the preceding issues, as applicable.

If the Borrower fails to conduct its business in line with the integrity commitments and required disclosures set out above, FCC may consider this to be an Event of Default or cause to end any contractual relationship between the borrower and FCC. Specifically, FCC may decline to provide further financial services or make any further loan disbursements, terminate their loan(s), demand immediate repayment of any outstanding loan balance or other amount due by the Borrower, or enforce FCC’s interest in any property pledged to secure their loan.

By executing this Agreement, the Borrower:

(a)	has read and affirms the integrity declaration;

(b)	consents to FCC’s collection, use, and disclosure of its personal information in the manner and for the purposes described above; and

(c)	knows of no reason FCC may have any concern with its business

Schedule B – Loan Specific Features

Loan [***] is an Open Variable Mortgage Rate Loan.

The interest rate applicable to Loan [***] will be FCC’s Variable Mortgage Rate, (plus 4.55%) as established from time to time, during the term of this Loan which matures on the Maturity Date. Interest will begin accruing at the Variable Rate upon first disbursement of any portion of this Loan.

The Variable Mortgage Rate is currently (4.95%) per annum but may change from time to time without prior notice to the Borrower. The Borrower agrees that FCC’s publication of its Variable Mortgage Rate in its offices shall be conclusive and binding between the parties to determine the rate of interest applicable to the New Credit Facility.

Schedule C – Definitions

In this Agreement, the following terms have the meanings set out below:

“Accounting Standards” means Canadian generally accepted accounting principles as set forth in Parts I or II of the CPA Canada Handbook - Accounting of the Chartered Professional Accountants of Canada.

“Acquisition” means any transaction, or any series of related transactions, after the Closing Date, by which any Loan Party, directly or indirectly:

(a)	acquires any business or substantially all of the property and assets of any Person engaged in any business; or

(b)	acquires Control of a Person.

“Advance” means an advance under any Credit Facility by FCC.

“Affiliate” means with respect to any Person, any Person which, directly or indirectly, Controls or is Controlled by or is under common Control with that Person.

“Applicable Law” means (i) any domestic or foreign statute, law, regulation, restriction or bylaw, (ii) any regulatory policy, practice, guideline or directive, or (iii) any authorization, permit or other approval of any Governmental Authority.

“ATB” means ATB Financial.

“BMO” means Bank of Montreal.

“Business Day” means any day other than Saturday or Sunday, on which FCC’s corporate office in Regina, Saskatchewan, is open for normal business.

“Closing Date” has the meaning in Section 2.3 of this Agreement.

“Collateral” means all real and personal property now owned or hereafter acquired by any Loan Party and all proceeds upon which FCC has, or is entitled to have, any Lien under any of the Security Documents.

“Conversion Fee” has the meaning in Section 3.7(a) of Schedule A.

“Control” means the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether by voting power, contract or otherwise.

“Core Business” means agri-business including businesses related to or ancillary to the agricultural and food processing industries and the current operations of the Loan Parties.

“Credit Facilities” means all loans and credit facilities established by FCC in favour of the Borrower from time to time and “Credit Facility” means any of them as the context requires.

“Deemed Year” has the meaning in Section 3.2(a) of Schedule A.

“Default” means any event or condition that would constitute an Event of Default except for giving of any notice, passage of time, or both.

“Environmental Law” means any common law and any federal, provincial or municipal Applicable Law relating to the environment, occupational health and safety.

“Equity Securities” means any and all shares, stock or units of any Person or other equivalents (however designated and whether voting and non-voting).

“Event of Default” has the meaning in Section 5.1 of Schedule A.

“Existing Credit Facilities” has the meaning in Section 2.1 of this Agreement.

“Financial Year” means, with respect to any Loan Party, the 12-month fiscal period on which such Loan Party reports it annual financial results in accordance with the Accounting Standards.

“Governmental Authority” means any nation, federal government, province, municipality or other political subdivision of any of the foregoing and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” means any absolute or contingent liability of a Person under any guarantee, agreement, endorsement or other obligation to be or become obligated for any Indebtedness of any other Person.

“Guarantors” means each of the Loan Parties other than the Borrower.

“Indebtedness” means, with respect to any Person, (i) an obligation for borrowed money, (ii) an obligation for the deferred purchase price of property or services, (iii) a capitalized lease obligation, (iv) a guarantee, indemnity, or financial support obligation, (v) an obligation secured by a Lien on any property of such Person, or (vi) a redeemable share in the capital of such Person.

“Insurance” has the meaning in Section 4.1(l) of Schedule A.

“IPO” means the initial public offering of equity interests or debt securities by the Loan Parties.

“IPO Issuance” means the issuance of equity interests pursuant to the IPO.

“IPO Proceeds” means proceeds equal to the aggregate amount received in cash in connection with the IPO.

“Lien” means any mortgage, security interest, hypothec, title retention, pledge, assignment, charge or other encumbrance whatsoever.

“Loans” means loan number 0000682037001 and 0000694693001 and “Loan” means any one of them as the context requires.

“Loan Approval Expiry Date” has the meaning set out in Section 2.1 and 2.2 of this Agreement, as the context requires.

“Loan Documents” means, collectively, this Agreement, the Security Documents and all other documents, instruments and agreements in favour of FCC related hereto.

“Material Adverse Effect” means an adverse effect on: (i) the business, property, assets, liabilities, operations, condition (financial or otherwise), affairs or prospects of the Loan Parties taken as a whole; (ii) the ability of the Loan Parties, taken as a whole, to perform their obligations under any of the Loan Documents; and (iii) the ability of FCC to enforce its rights and remedies under any of the Loan Documents.

“Maturity Date” has the meaning September 30, 2019.

“New Continuing Collateral Mortgage” has the meaning in Section 3.2(a).

“New Credit Facilities” has the meaning in Section 2.2 of this Agreement.

“Outstanding Obligations” means: (i) all outstanding Advances, (ii) all due and unpaid interest, fees, charges, indemnities and expenses in respect of this Agreement and any other Loan Document required to be paid by any Loan Party to FCC, and (iii) all other indebtedness, liabilities and obligations of any Loan Party to FCC.

“Permitted Acquisitions” means acquisitions by any one or more of the Loan Parties which satisfy all of the following conditions:

(a)	the target must be in a similar or complimentary line of Core Business as the Loan Parties and reside in Canada;

(b)	the Acquisition must be non-hostile and the target must become a wholly-owned Subsidiary of one of the Loan Parties;

(c)	the acquired entity and its assets must be used in a Loan Party’s Core Business;

(d)	prior written approval from FCC must have been obtained;

(e)	the Loan Parties must be in compliance with all terms of this Agreement;

(f)

FCC has received financial information, in form and substance satisfactory to FCC, prior to the entry into of the Acquisition agreement demonstrating pro forma compliance by the Borrower with the financial covenants set out in this Agreement for the next four (4) fiscal quarters following completion of the Acquisition;

(g)	within 30 days of closing the Acquisition, the applicable Loan Party will provide FCC with a Lien on all property of the acquired entity; and

(h)	at the time of and immediately after making any such Acquisition, no Default or Event of Default has occurred and is continuing or would result therefrom.

“Permitted Sale of Assets” means a Sale of Assets by any Loan Party which is:

(a)	a sale of inventory in the ordinary course of its business upon customary credit terms; or

(b)	the disposition of land and buildings, machinery, equipment or inventory which is surplus, obsolete or worn-out; or

(c)	sold or leased to another Loan Party; or

(d)	Sale of Assets that have been specifically approved by FCC in writing.

“Permitted Indebtedness” means the following Indebtedness:

(a)	the Outstanding Obligations;

(b)	current accounts payable and accrued expenses arising in the ordinary course of business;

(c)

any Indebtedness incurred or assumed to finance all or any part of the acquisition price of any asset acquired by the Loan Parties or to finance all or any part of the cost of any improvement to any asset of any of the Loan Parties, provided that, the Loan Parties are in compliance with the financial covenants set out in this Agreement;

(d)	a Guarantee of any Permitted Indebtedness of any Loan Party;

(e)	Subordinated Debt; provided that, the subordinated lender has executed and delivered a subordination and postponement agreement satisfactory to FCC; and

(f)	other Indebtedness in respect of which FCC has provided its prior written consent.

“Permitted Liens” means the following Liens:

(a)

easements, rights of way, encroachments, restrictive covenants, servitudes or other similar rights in land granted to or reserved by other Persons which do not detract from the value of the said properties or impair their use;

(b)	security or deposits given to a public utility or any Governmental Authority in connection with the operations of a Person in the ordinary course of its business;

(c)	reservations, limitations, provisos and conditions expressed in any original grants from the Crown;

(d)	any lien for taxes or assessments not yet due or, if due, are being contested and for which a reasonable reserve satisfactory to FCC has been provided;

(e)

any carriers, warehouse, contractors, suppliers, mechanics or similar liens arising in the ordinary course of business so long as the charges secured thereby are not yet due or, if due, are being contested and for which a reasonable reserve satisfactory to FCC has been provided;

(f)	undetermined or inchoate liens, privileges, hypothecs or charges arising in the ordinary course of business which have not at such time been filed;

(g)

Liens or deposits to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (other than for borrowed money) incurred in the ordinary course of business;

(h)	Liens in favour of FCC in respect of the Outstanding Obligations;

(i)	Liens in favour of ATB or BMO; provided that, any such Liens are subject to the Inter-creditor Agreement between FCC, ATB and BMO which is and remains in effect at all times; and

(j)

any Liens in respect of which FCC has given its prior written consent, provided that: (i) the designation in any Loan Document of a Lien as a “Permitted Lien” is not an acknowledgment by FCC that the Lien has priority over the Liens of FCC against any one or more of the Loan Parties or their respective assets.

“Person” means an individual, partnership, corporation, trust, unincorporated organization, government or any department or agency thereof or any other entity.

“Property” has the meaning in Section 3.2(a) of this Agreement.

“Receiver” means a receiver or a receiver and manager and includes an interim receiver under the Bankruptcy and Insolvency Act (Canada).

“Sale of Assets” means the sale, lease, transfer, assignment or other disposition of all or any portion of the business, assets, rights, revenues or property of any Person, other than in the ordinary course of business.

“Security Documents” means all guarantees, mortgages, hypothecs, security agreements, pledges, assignments and charges executed by any Loan Party in favour of FCC whether on, before or after the date of this Agreement, which by their terms or the terms of this Agreement are intended to secure payment and performance of the Outstanding Obligations.

“Subordinated Debt” means Indebtedness of any Loan Party (i) the primary terms of which are all satisfactory to FCC in its sole discretion, (ii) which has been validly postponed and subordinated in right of payment and collection to the repayment in full of the Outstanding Obligations to the satisfaction of FCC, and (iii) all security, if any, held for such Indebtedness has been fully subordinated and postponed to the Security Documents to the satisfaction of FCC.

“Subsidiary”, with respect to a Person, a Person directly or indirectly Controlled by the first Person.

“Taxes” means all taxes, rates, levies, imposts, assessments, government fees, dues, duties, deductions, withholdings and similar impositions paid or payable to any Governmental Authority.